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                                                                   EXHIBIT 10.62

May 28, 1998

Mitch Alsup
ROSS Technology, Inc.
5316 Highway 290 West, Suite 500
Austin, Texas  78735

         Re:      Employee Retention and Severance Plan.

Dear Mitch:

As you know, ROSS recently announced that it is exploring various strategic alternatives. We realize that the Company's current situation creates some uncertainty, so we have developed an Employee Retention and Severance Plan to provide you some security and incentive to continue your employment with the Company, as well as with a potential successor to the Company or to the Viper development design operations. You are a very valuable member of our team, and we want you with us! The provisions of the Plan as they apply specifically to you are summarized in this letter (which is the Individual Letter referred to in the Plan). As with all compensation matters, your individual benefits under the Plan are a private matter, and should not be discussed with other employees. Any questions you may have should be discussed only with your immediate supervisor.

We have used some capitalized terms in this letter. Those terms have the meanings set forth in the Plan. A copy of the Plan can be retrieved from the Human Resources Department.

         1. Initial Retention Bonus.

         You will receive an initial Retention Bonus of $50,000. This payment is contingent upon your agreement (as evidenced by your signature below) to work at least until September 30, 1998 for the Company or any successor to the Company after a Change of Control (which includes, among other things, the sale of the Company as a whole or the sale of the Viper development design operations). You will receive this initial Retention Bonus within three days after you return a signed copy of this letter to me.




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         2. Additional Retention Bonus/Severance Payment In the Event of a
Change of Control.

                           (i) You will receive an additional combination
                  Retention Bonus/Severance Payment of $200,000 with $75,000 payable on July 31, 1998 and $125,000 payable on September 30, 1998 (which is in addition to any amounts that may be due to you under the Federal Worker Adjustment and Retraining Notification Act, if applicable) if there is a Change of Control of the Company and the following conditions are satisfied:

                                    (a) you continue or accept, as applicable,
                           employment in Austin, Texas with the business that will continue the operations of the Viper development design team (which may be the Company or the successor to the Company or the design team) at an aggregate base salary and target bonus no less than your current aggregate base salary and target bonus with the Company;

                                    (b) you remain Continuously Employed by the
                           Company or that successor, as applicable, from now until September 30, 1998; and

                                    (c) when your employment with the Company is
                           terminated, or on September 30, 1998, whichever is earlier, you sign a release on a form provided by the Company, releasing any claims you may have against the Company. A copy of the form of release is included with this letter as Exhibit A.

                           (i) The Company will waive some of the conditions set
                  forth in the prior paragraph under certain circumstances. This will permit you to receive the Retention Bonus/Severance Payments set forth in the prior paragraph as long as you satisfy the remaining conditions.

                                    (a) The Company will waive conditions (a)
                           and (b) in the prior paragraph if your employment is not continued (other than for Just Cause) or you are not offered employment in Austin, Texas by the business that will continue the operations of the Viper Development team, or if the job which continues or which you are offered has an aggregate base salary and target bonus less than your current aggregate base salary and target bonus with the Company.

                                    (b) The Company will waive condition (b) in
                           the prior paragraph if, subsequent to a Change of Control, your employment is terminated without Just Cause, if you quit for Good Reason prior to September 30, 1998, or if you die or become Disabled.




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                           (i) It is difficult to predict if or when a Change of
                  Control will occur. Accordingly, if a Change of Control has not occurred by July 31, 1998 and/or September 30, 1998, you will receive the Retention Bonus/Severance Payments payable on those dates so long as (a) you are employed by the Company on the applicable date and (b) a Change of Control transaction is pending (i.e., an agreement has been signed which provides for a Change of Control transaction.) When your employment is subsequently terminated, or on September 30, 1998, whichever is earlier, you still must sign the release described above or you will have to refund these payments.

                  1. Alternative Retention Bonus/Severance Payment In the Event a Change of Control Does Not Occur.

                  If a Change of Control of the Company does not occur or is not pending on July 31, 1998, and you are Continuously Employed with the Company through July 31, 1998, you will receive an alternative Retention Bonus/Severance Payment of $200,000 (which is in addition to any amounts that may be due to you under the Federal Worker Adjustment and Retraining Notification Act, if applicable) upon the termination of your employment without Just Cause or if you quit for Good Reason (even if this occurs prior to July 31, 1998). You will also need to sign the release mentioned above in order to receive these payments.

                  Under these circumstances (and subject to executing the release), you will also be entitled to a continuation of your health benefits under the Company's medical and dental plans. Until July 31, 1999, the Company will pay for your health benefits coverage to the same extent as it has done up until now, and you will be required to make the same payments you have been making up until now. To be eligible for continued health benefits coverage, you may be required to make a COBRA election, even though the Company will be paying for all or part of your health benefits coverage as just described. Your health benefits coverage will cease, however, when you become covered under any group health plan maintained by another employer. If the Company is unable to provide you with continuing health coverage, the Company will pay you the cash value of such coverage through July 31, 1999. This amount will be determined by the Company.




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         2.        Timing of Payments and Related Matters.

                           (i) Payments that are conditioned upon receipt in
                  advance of a release will not be made until the later of the date that the release you sign becomes legally effective or the date specified in this letter for that payment (see paragraphs 2 and 3). If the Age Discrimination in Employment Act applies to you (that is, if you are at least forty years old), you will have twenty one days from the date you are presented with the release to decide whether to sign it and payment will occur eight days after you have executed the release and delivered it to the Company. If the ADEA does not apply to you, your release will be effective when you sign and deliver the release to the Company and payment will be made at that time.

                           (ii) We cannot predict when or if a Change of Control
                  will occur, or whether other circumstances may arise that could permit or require a Retention Bonus/Severance Payment to be due you earlier than the specified dates set forth in this letter (for example, September 30, 1998 under paragraph 2 and July 31, 1998 under paragraph 3). Thus, if the ADEA applies to you, we cannot tell you under all circumstances the date you will need to be presented a release to permit you to receive any required payments on a particular date. As an example, though, let's go through a few base cases:

                                    (a) Let's assume a Change of Control has
                           occurred, you have continued your employment and we know you will be entitled to receive a payment on September 30, 1998 under paragraph 2, above. To get that payment, you need to execute a release and have the release become effective. As described above, if the ADEA applies to you, you will have twenty one days to decide whether to sign the release and it will take seven days to become effective. If you wanted to take the full twenty one days to decide whether to sign the release and the seven day delay on effectiveness was applicable, under those circumstances, we would have to present you with the release no later than September 2 so that a payment could be made on September 30.

                                    (b) Now let's assume everything is the same
                           as in clause (a), but we are unable to present you with the release until September 30 (for example, because we don't know until then that you will become entitled to the payment). Now, if you sign the release on September 30 and the seven day delay on effectiveness is not applicable to you, you can still get your payment on September 30; if the seven day delay on effectiveness applies, you would get your payment on October 8. If you wait to sign the release (remember, if the ADEA applies to you, you have twenty one days to decide whether to sign it), add one additional day until payment can be made for each day you wait until you sign.



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                                    (c) Finally, let's assume there has been no
                           Change of Control, you have continued your employment and we know you will be entitled to receive a payment on July 31, 1998 under paragraph 3, above. Everything about the analysis is the same as in clause (a) and
                           (b), except change the dates and use July 31, 1998 as the base for the calculations.

                           (i) None of the payments under this letter will be
                  reduced by any payments you may otherwise receive pursuant to other employment. Severance Payments will supersede any other severance payments you may otherwise be entitled to receive from the Company under any other severance plan or policy.

         1. Honoring This Letter.

                  If there is a Change of Control and you are offered employment in Austin, Texas by the business that will continue the operations of the Viper development design team (which may be the Company or the successor to the Company or the design team) at an aggregate base salary and target bonus no less than your current aggregate base salary and target bonus with the Company, and you do not accept that position or you fail to remain Continuously Employed by the Company or such successor, as applicable, until September 30, 1998 (other than because you are terminated without Just Cause or quit for Good Reason), you must refund any Retention Bonuses or Severance Payments you received under any paragraph of this letter. You must also refund any Retention Bonuses/Severance Payments you receive pursuant to paragraph 2(iii) if you do not subsequently execute the required release.

         2. Confidential Material.

                  Your receipt of Retention Bonuses or a Severance Payment is conditioned on your refraining from disclosing any confidential material or information of the Company. The Company may sue you because you disclose, or to prevent your disclosure of, confidential material or information.




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         3. Summary Plan Description; ERISA Rights; Miscellaneous Provisions.

                  The Plan is a welfare benefit plan within the meaning of the Federal Employee Retirement Income Security Act of 1974 ("ERISA"). This letter constitutes the Summary Plan Description required under ERISA. This letter merely summarizes the detailed and technical provisions of the Plan. In the event of a conflict between this letter and the Plan, the terms and provisions of the Plan will control. You may obtain a copy of the Plan from the Human Resources Department. Attached to this letter is an Exhibit B describing your rights under ERISA. The Plan contains a claims procedure and an arbitration provision.


                                                       Very truly yours,


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                                                       Jack W. Simpson, Sr.
                                                       President and CEO
AGREED TO AND ACCEPTED:

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Name


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